Exhibit 99.1

News Release

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 239
brender.mark@geoeye.com	aestes@legrandhart.com

GeoEye Secures $270 Million of Insurance
for Its GeoEye-1 Earth Imaging Satellite
Company Also Receives OrbView-3 Insurance Proceeds
DULLES, Va., Sept. 26, 2007 — GeoEye, Inc. (NASDAQ: GEOY), a leading producer of satellite and aerial imagery and geospatial information, today announced that it has successfully secured approximately $270 million of launch and first-year on-orbit insurance for its next-generation GeoEye-1 satellite. This insurance was obtained at a premium rate that was less than previously anticipated. The launch of GeoEye-1 is slated for late first quarter or early second quarter 2008 from Vandenberg Air Force Base in California.
In addition, the Company has received $40 million of insurance proceeds resulting from the loss of its OrbView-3 imaging satellite earlier this year. The payment represents the full amount of the insurance claim and will be recorded as a gain in GeoEye’s third quarter financial results.
Willis Inspace acted as broker for both transactions.
In conjunction with GeoEye’s loan covenants, the Company is required to offer to redeem up to $40 million of its Senior Secured Floating Rate Notes due 2012 at par value, including any accrued and unpaid interest. To the extent that the full amount of the proceeds is not used to repurchase the notes, GeoEye would retain the cash for general corporate purposes.
“The successful placement of launch and on-orbit insurance represents the completion of a significant milestone in the GeoEye-1 satellite program,” said Henry Dubois, GeoEye’s chief financial officer. “This placement represents a significant milestone on the path to launching GeoEye-1. We are grateful to Willis Inspace for their efforts in helping us reach a successful conclusion for both of these important transactions.”
GeoEye is nearing completion of integration and testing of its next-generation commercial satellite imaging system, GeoEye-1. The satellite is being built by General Dynamics/Advanced Information Systems in Gilbert, Ariz. Once operational, the satellite will be able to discern objects on the ground 16 inches in size or larger. More importantly, the satellite will be able to locate an object that size to within about nine feet of its true location on the surface of the globe. Imagery from GeoEye-1 will be in color or in black and white. GeoEye-1 will be the world’s highest resolution commercial Earth imaging satellite and no other commercial imaging company will be able to match this capability.

About GeoEye
GeoEye is the premier provider of geospatial information, imagery and solutions for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. GeoEye operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced geospatial imagery processing capabilities. GeoEye-1 will be the world’s highest resolution and most accurate commercial imaging satellite. GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. GeoEye provides support to academic institutions and non-governmental organizations through the GeoEye Foundation. Headquartered in Dulles, Virginia, GeoEye maintains a comprehensive Quality Management System (QMS), and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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